As filed with the Securities and Exchange Commission on January 24, 2012

Registration No. 333-173327

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Adecoagro S.A.

(Exact name of registrant as specified in its charter)

Grand Duchy of Luxembourg	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification number)

Adecoagro S.A.

Société anonyme

13-15 Avenue de la Liberté

L-1931 Luxembourg

R.C.S. Luxembourg B 153 681

+352 2689-8213

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Amended and Restated Restricted Share and Restricted Stock Unit Plan

(Full title of the plan)

Corporation Service Company

1180 Avenue of the Americas, Suite 210

New York, NY 10036

(800) 927-9801

(Name and address, including zip code, and telephone number, including area code, of agent for service of process)

With a copy to:

Marcelo A. Mottesi, Esq.

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, New York 10005

(212) 530-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(2)
Plan Interests	Indeterminate	N/A	N/A	N/A

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration covers an indeterminate amount of plan interests to be offered or sold pursuant to the Amended and Restated Restricted Share and Restricted Stock Unit Plan described herein.
(2)	The registration fee in respect of such Common Shares, par value $1.50 per share, that may be issued under the Amended and Restated Restricted Share and Restricted Stock Unit Plan were paid at the time of filing of the Registration Statement on Form S-8 on April 6, 2011.

EXPLANATORY NOTE

On April 6, 2011, Adecoagro S.A., a company organized under the laws of Luxembourg (the “Company”), registered the offering and sale of 1,801,038 common shares of the Company, par value $1.50 per share (“Common Shares”), pursuant to the Adecoagro S.A. Restricted Share Plan (the “Plan”) on Form S-8 (File No. 333-173327) (the “Registration Statement”). In addition, the Company also registered on the Registration Statement the offering and sale of up to an aggregate of 2,401,228 common shares and 2,355,743 common shares pursuant to the Adecoagro/IFH 2004 Stock Incentive Option Plan and the Adecoagro/IFH 2007/2008 Equity Incentive Plan, respectively.

On November 11, 2011, the Board of Directors of the Company approved the amendment and restatement of the Plan, now known as the Amended and Restated Restricted Share and Restricted Stock Unit Plan (the “Amended Plan”). The Amended Plan permits the grant of restricted share awards and restrict stock unit awards. This Post-Effective Amendment No. 1 to the Registration Statement is being filed to (i) reflect the new name of the Plan as amended and restated; (ii) register the associated plan interests that may be offered or sold under the terms of the Amended Plan, and (iii) include the Amended Plan as an exhibit. The registration fees in respect of Common Shares that may be issued pursuant to the Amended Plan were paid at the time of the filing of the Registration Statement. No registration fees are payable with respect to the plan interests.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement for offers of common shares pursuant to the Plan. The information required by Part I is included in documents sent or given to the participant in the plan registered hereunder pursuant to Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company, are incorporated herein by reference:

(a)	the description of the Company’s common shares contained in its Registration Statement on Form 8-A (File No. 001-35052) filed with the Commission on January 24, 2011 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of the Company’s common shares set forth under “Description of Share Capital” in the Company’s prospectus dated January 28, 2011 filed with the Commission on January 31, 2011, including any amendment or report filed for the purpose of updating such description;

(b)	the Company’s annual report on Form 20-F for fiscal year end 2010 filed with the Commission on June 29, 2011 (the “Annual Report”); and

(c)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company’s Annual Report referred to in (b) above, including the Report of Foreign Private Issuer on Form 6-K filed on November 16, 2011 which includes the Company’s Unaudited Condensed Consolidated Financial Statements as of September 30, 2011 and for the nine-month periods ended September 30, 2011 and 2010 (excluding the limited review report titled “Report of Independent Registered Public Accounting Firm” included in the Report of Foreign Private Issuer on Form 6-K filed on November 16, 2011), which shall be deemed “filed” rather than furnished for purposes of this paragraph.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and to the extent, if at all, designated therein, certain reports on Form 6-K furnished by the Company prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Copies of these documents are not required to be filed with this Registration Statement.

Item 4.	Description of Securities.

[Not Applicable]

Item 5.	Interests of Named Experts and Counsel.

[Not Applicable]

Item 6.	Indemnification of Directors and Officers.

Our directors are not held personally liable for the indebtedness or other obligations of the Company. As agents of the Company, they are responsible for the performance of their duties. Subject to the exceptions and limitations set forth below, every person who is, or has been, a director or officer of the Company shall be indemnified by the Company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding which he becomes involved as a party or otherwise by virtue of his being or having been such director or officer and against amounts paid or incurred by him in the settlement thereof. The words “claim”, “action”, “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities.

No indemnification shall however be provided to any director or officer: (i) against any liability to the Company or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office; (ii) with respect to any matter as to which he shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company; or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by our board of directors.

The right of indemnification herein provided shall be severable, shall not affect any other rights to which any director or officer may now or hereafter be entitled, shall continue as to a person who has ceased to be such Director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained herein shall affect any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law.

Expenses in connection with the preparation and representation of a defense of any claim, action, suit or proceeding of the character described above shall be advanced by the Company prior to final disposition thereof upon receipt of any undertaking by or on behalf of the officer or director, to repay such amount if it is ultimately determined that he is not entitled to indemnification.

Item 7.	Exemption from Registration Claimed.

[Not Applicable]

Item 8.	Exhibits.

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, and incorporated by reference into, this Registration Statement.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment number one to this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Buenos Aires, Argentina on January 23, 2012.

Adecoagro S.A.

By:	/s/ Mariano Bosch
	Name:	Mariano Bosch
	Title:	Chief Executive Officer, Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Mariano Bosch
Mariano Bosch	Chief Executive Officer, Director	January 23, 2012

/s/ Carlos A. Boero Hughes
Carlos A. Boero Hughes	Chief Financial Officer, Chief Accounting Officer	January 23, 2012

*
Abbas Farouq Zuaiter	Chairman of the Board of Directors	January 23, 2012

*
Alan Leland Boyce	Director	January 23, 2012

*
Guillaume van der Linden	Director	January 23, 2012

*
Paulo Albert Weyland Vieira	Director	January 23, 2012

*
Plínio Musetti	Director	January 23, 2012

*
Mark Schachter	Director	January 23, 2012

*
Julio Moura Neto	Director	January 23, 2012

*
Andrés Velasco	Director	January 23, 2012

*By:	/s/ Mariano Bosch	/s/ Carlos A. Boero Hughes

	Attorney-in-Fact	Attorney-in-Fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Under the Securities Act, the undersigned, the duly authorized representative in the United States of Adecoagro S.A., has signed this registration statement or amendment thereto in Newark, Delaware, on January 23, 2012.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director

EXHIBIT INDEX

Exhibit No.	Description
4.1	Updated Articles of Association of Adecoagro S.A., dated October 5, 2011

5.1*	Opinion of Elvinger, Hoss & Prussen regarding the legality of the shares being registered

23.1	Consent of PriceWaterhouse & Co. S.R.L

23.3*	Consent of Elvinger, Hoss & Prussen (contained in Exhibit 5.1)

23.4	Consent of Cushman & Wakefield Argentina S.A.

24.1*	Power of Attorney

99.1	Amended and Restated Restricted Share and Restricted Stock Unit Plan

*	Previously filed